1275 W. Washington St. Tempe, AZ 85281 (602) 286-5520 www.orthologic.com Nasdaq: OLGC

FOR FURTHER INFORMATION:

Lauren Tortorete (media)	Melanie Friedman (investors)
Biosector 2	Stern Investor Relations, Inc.
(212) 845-5622	(212) 362-1200
ltortorete@biosector2.com	melanie@sternir.com
ORTHOLOGIC ANNOUNCES RESULTS OF PHASE 3 CLINICAL TRIAL
OF CHRYSALIN® (TP508) IN FRACTURE REPAIR
TEMPE, AZ, March 15, 2006 — OrthoLogic Corp. (NASDAQ: OLGC) today announced results of an analysis of topline data from its Phase 3 clinical trial of the novel synthetic peptide Chrysalin® (TP508) in unstable, displaced distal radius (wrist) fractures. Treatment with 10µg Chrysalin did not demonstrate a statistically significant benefit compared to placebo in the primary efficacy endpoint of time to removal of immobilization.
A secondary endpoint, radiographic evidence of time to radial cortical bridging, showed a statistically significant benefit for Chrysalin—treated subjects (p = 0.049). This benefit mirrored findings from the Phase 1/2 clinical trial that provided part of the foundation for the Phase 3 study. No difference was observed between Chrysalin treatment and placebo in the other secondary endpoints.
The trial met the pre-specified safety endpoint by demonstrating no significant difference in adverse event rates between the Chrysalin and placebo groups.
“We will be conducting a full examination of these results in order to guide our program going forward, including a planned interim analysis of results from the ongoing Phase 2b dose ranging trial of Chrysalin in distal radius fractures, which includes a 30µg dose,” commented James M. Pusey, MD, President and CEO of OrthoLogic.
The Company expects to communicate results of its interim analysis during the third quarter of 2006.
Study Description
The study was a prospective, double-blind, randomized, placebo-controlled Phase 3 clinical trial designed to evaluate the safety of Chrysalin and its efficacy regarding the rate of healing in adult subjects with unstable and/or displaced distal radius fractures. Subjects were randomized to receive a single 1mL percutaneous injection of Chrysalin at 10µg or placebo administered into the fracture site under fluoroscopic guidance. Five hundred three subjects were enrolled at 27 active centers in the United States.
Subjects were evaluated post-surgery at weeks 1-8, 10, 12, 26 and 52. The primary efficacy endpoint was time to removal of all immobilization, defined as the elapsed time between the date of fracture surgery and the first study visit at which the investigator, based on clinical and radiographic assessments of healing, removed all rigid immobilization hardware used to stabilize the fracture.
Secondary efficacy endpoints included:

 2
•	Time to clinical and radiographic bone healing
•	Assessment of the fractured wrist range of motion and grip strength relative to the contralateral limb
•	Clinical outcomes as measured by the Patient Rated Wrist Evaluation questionnaire
Safety was measured as the proportion of subjects with treatment-emergent adverse events.
Conference Call
The Company will host a live conference call and Web cast today at 9:00am EST to discuss these results. The conference call may be accessed by dialing 866-831-5605 for domestic callers and 617-213-8851 for international callers and providing the passcode 38024735. The Web cast may be accessed by visiting the Investor Relations section of the Company’s Web site, www.orthologic.com, and will be available for 30 days.
A replay of the call will be available beginning March 15, 2006, at 11:00am EST until March 29, 2006. To access the replay, please dial 888-286-8010 for domestic callers and 617-801-6888 for international callers and provide the access code 12355097.
About OrthoLogic
OrthoLogic is a biotechnology company focused on the development and commercialization of the novel synthetic peptide Chrysalin® (TP508) in two lead indications, both of which represent areas of significant unmet medical need — fracture repair and diabetic foot ulcer healing. Based on the Company’s pioneering scientific research of the natural healing cascade, OrthoLogic has become a leading company focused on tissue and bone repair. The Company owns exclusive worldwide rights for Chrysalin.
OrthoLogic is committed to developing a pipeline of novel peptides and other molecules aimed at helping patients with equally under-served conditions. The Company has an exclusive worldwide license to the novel pre-clinical 24-amino acid peptide AZX100, the first of a new class of compounds in the field of smooth muscle relaxation called Intracellular Actin Relaxing Molecules, or ICARMs™. AZX100 is currently being investigated for medically and commercially significant applications, such as the treatment of vasospasm associated with subarachnoid hemorrhage, the prevention of keloid scarring and the treatment of asthma.
OrthoLogic’s corporate headquarters are in Tempe, Arizona. For more information, please visit the Company’s Web site: www.orthologic.com.
Statements in this press release or otherwise attributable to OrthoLogic regarding our business that are not historical facts are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements, which include the timing and acceptability of FDA filings and the efficacy and marketability of potential products, involve risks and uncertainties that could cause actual results to differ materially from predicted results. These risks include: delays in obtaining or inability to obtain FDA, institutional review board or other regulatory approvals of preclinical or clinical testing; unfavorable outcomes in our preclinical and clinical testing; the development by others of competing technologies and therapeutics that may have greater efficacy or lower cost; delays in obtaining or inability to obtain FDA or other necessary regulatory approval of our products; our inability to successfully and cost effectively develop or outsource manufacturing and marketing of any products we are able to bring to market; changes in FDA or other regulations that affect our ability to obtain regulatory approval of our products, increase our manufacturing costs or limit our ability to market our products; our possible need for additional capital in the future to fund the continued development of our product candidates; and other factors discussed in our Form 10-K for the fiscal year ended December 31, 2005, and other documents we file with the Securities and Exchange Commission.
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Editors’ Note: This press release is also available under the Investors section of the Company’s Web site at: www.orthologic.com.